The Board of Directors

No. 1 Kaki Bukit Avenue 3

#09-11, KB-1

Singapore 416087

Dear Sirs,

JAISON PHYTOCHEM, INC. (THE “COMPANY”)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form S-1, Registration Statement under the Securities Act of 1933, of our report dated August 25, 2021 relating to the balance sheets of Jaison Phytochem, Inc. as of June 30, 2021, the related statement of operations and comprehensive loss, changes in stockholders equity and cash flows for the period from June 17, 2019 (inception) through June 30, 2021.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

As we are not engaged to review other contents of the Form S-1 filed by the company, we have assumed no responsibility for Form S-1 filed by the company.

Yours sincerely,

/s/ ONESTOP ASSURANCE PAC

……………………..………………..

ONESTOP ASSURANCE PAC

Date: September 14, 2021